DATE: October 22, 2003

American Medical Systems
Reports 21% Sales Growth
for Third Quarter

Women’s Health Revenues
Grow 79 Percent

     MINNEAPOLIS, October 22 — American Medical Systems Holdings Inc. (Nasdaq: AMMD) reported sales in the third quarter of 2003 of $39.6 million, a 21 percent increase over sales of $32.8 million in the comparable quarter of 2002 (19 percent without gain from currency exchange rate changes). Net income in the quarter was $6.9 million, or $0.20 per share, up 28 percent from $5.4 million, or $0.16 per share, in the comparable quarter of 2002. Net income in the third quarter of 2003 included a non-recurring tax benefit which increased net income by $1.1 million or $0.03 per share. Without this tax benefit, net income for the quarter would have been $5.8 million or $0.17 per share.

     Sales in the nine months through September 2003 were $121.1 million, up 17 percent from sales of $103.8 million in 2002 (14 percent without gain from currency exchange rate changes). Net income in the nine months was $18.7 million, or $0.55 per share, up 13 percent from $16.6 million, or $0.48 per share in 2002. Net income in the first three quarters of 2002 benefited from a one-time gain with the company’s pension fund termination, without which 2002 net income would have been $16.1 million, or $0.47 per share. Net income in the first three quarters of 2003 benefited from the third quarter tax benefit of $1.1 million, without which 2003 net income would have been $17.6 million, or $0.52 per share. A summary of the adjustments is attached.

     Douglas W. Kohrs, president and CEO, commented, “We are proud of our sales performance and the progress we are making with our expanded range of women’s health offerings. We have returned the company to a 20 percent growth rate with third quarter revenue increasing in all major categories, led by women’s health products growing 79 percent over the comparable period last year.”

Outlook

     For the fourth quarter of 2003, AMS expects total revenues to be in the range of $45.0 to $47.0 million, a 19 to 24 percent increase over 2002. Operating margin as a percent of sales for the fourth quarter of 2003 is expected to be better than the first nine months of 2003 and lower than the fourth quarter of 2002.

Earnings Call Information

     American Medical Systems will host a conference call today at 5:00 p.m. eastern time to discuss its third quarter 2003 results. A live web cast of the call is available from the Company’s corporate website at www.AmericanMedicalSystems.com and via replay two hours after the completion of the call.

American Medical Systems
October 22, 2003

About American Medical Systems

     American Medical Systems, headquartered in Minnetonka, Minnesota, is a world leader in medical devices and procedures to treat erectile dysfunction (ED); other men’s health problems, (including incontinence, BPH, and stricture); and women’s health problems, including menorrhagia, incontinence, and other pelvic floor defects. Although not often life-threatening, these disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer life expectancy, higher quality-of-life expectations, and greater awareness of new treatment alternatives. Physicians use American Medical Systems’ products to reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive surgery. The company believes its products were used to treat 90,000 patients in 54 countries during the last 12 months. More information about the company and its products may be found at the company’s website: www.AmericanMedicalSystems.com.

Forward-Looking Statements

     Statements about the company’s future sales and financial results are forward-looking statements subject to risks and uncertainties including the timing and success of new product introductions, continued physician endorsement and use of the company’s products, competitor activities, changes in reimbursement rates, potential product recalls, and the integration of acquired businesses and product lines. These risks and uncertainties are more fully described in the company’s Annual Report on Form 10-K for the year ended December 28, 2002, and its other SEC filings. Actual results may differ materially from anticipated results.

Contact:	Doug Kohrs President and Chief Executive Officer 952-930-6118 Doug.Kohrs@AmericanMedicalSystems.com

Jim Call Executive Vice President and Chief Financial Officer 952-930-6238 Jim.Call@AmericanMedicalSystems.com

American Medical Systems
October 22, 2003

American Medical Systems Holdings Inc.
Statements of Operations
(In thousands, except per share data)

	Three months through		Nine months through
	September		September

	2002	2003	2002	2003

Sales	$32,771	$39,559	$103,816	$121,130
Operating expenses
Cost of goods sold	6,233	7,110	20,485	21,434
Marketing and selling	11,277	15,245	37,195	47,026
Research and development	2,696	3,739	8,727	11,013
General and administrative	3,178	4,110	9,814	12,025
Amortization of intangibles	939	1,150	2,817	3,254

Total operating expenses	24,323	31,354	79,038	94,752
Operating income	8,448	8,205	24,778	26,378
Other income (expense)
Royalty income	749	711	2,279	2,175
Interest expense, net	(129)	(128)	(852)	(1,310)
Other income (expense)	(204)	113	962	434

Total other income	416	696	2,389	1,299
Income before income taxes	8,864	8,901	27,167	27,677
Provision for income taxes	3,456	1,961	10,612	8,946

Net income	$5,408	$6,940	$16,555	$18,731

Net income per share
Basic	$0.17	$0.21	$0.51	$0.57
Diluted	$0.16	$0.20	$0.48	$0.55
Weighted average shares used in calculation
Basic	32,321	32,974	32,155	32,773
Diluted	34,205	34,455	34,230	34,193

American Medical Systems
October 22, 2003

American Medical Systems Holdings Inc.
Consolidated Balance Sheets
(In thousands)

	December 28, 2002	September 27, 2003

Assets
Current assets
Cash and short-term investments	$79,429	$53,949
Accounts receivable, net	27,208	29,823
Inventories	13,475	18,688
Deferred taxes and other current assets	5,697	6,812

Total current assets	125,809	109,272
Property, plant and equipment, net	21,328	24,505
Goodwill and intangibles, net	96,298	123,283
Deferred taxes and other assets	8,210	16,910

Total assets	$251,645	$273,970

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,000	$3,966
Accrued liabilities	19,523	21,125
Current portion of notes payable	6,000	6,750

Total current liabilities	28,523	31,841
Long-term notes payable	18,000	12,886
Other long-term liability	860	0
Stockholders’ equity	204,262	229,243

Total liabilities and stockholders’ equity	$251,645	$273,970

American Medical Systems
October 22, 2003

American Medical Systems Holdings Inc.
Consolidated Statements of Cash Flow
(In thousands)

	Nine months through
	September

	2002	2003

Cash flows from operating activities
Net income	$16,555	$18,731
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,873	4,447
Amortization of intangibles, including deferred financing costs	3,022	3,457
Income tax benefit related to stock option plans	1,124	1,227
Non-cash deferred compensation	136	108
Stock-based compensation costs	9	21
Change in net deferred taxes	1,264	822
Changes in operating assets and liabilities	(7,498)	(6,423)

Net cash provided by operating activities	17,485	22,390
Cash flows from investing activities
Purchase of property, plant and equipment	($1,195)	($3,202)
Purchases of businesses, net of cash acquired	0	(43,152)
Sales of investments, net of purchases	27,796	0

Net cash provided by (used for) investing activities	26,601	(46,354)
Cash flows from financing activities
Issuance of common stock	$1,936	$2,064
Payments on long-term debt	(3,546)	(4,956)

Net cash used for financing activities	(1,610)	(2,892)
Effect of exchange rates	570	1,376

Net increase (decrease) in cash and cash equivalents	$43,046	($25,480)

American Medical Systems
October 22, 2003

American Medical Systems Holdings Inc.
Selected Sales Information
(In thousands)

	Three months through		Nine months through
	September		September

	2002	2003	2002	2003

Sales
Product line
Erectile restoration	$16,205	$17,059	$51,293	$52,877
Other men’s health
Male urinary control	8,294	8,774	26,438	29,784
Other	1,269	1,188	4,584	3,696

Total	9,563	9,962	31,022	33,480
Women’s health	7,003	12,538	21,501	34,773

Total	$32,771	$39,559	$103,816	$121,130

Geography
United States	$27,376	$33,023	$86,203	$99,289
Outside United States	5,395	6,536	17,613	21,841

Total	$32,771	$39,559	$103,816	$121,130

American Medical Systems
October 22, 2003

American Medical Systems Holdings Inc.
Adjustments to Operating Income, Net Income,
and Earnings Per Share for Consistent
Presentation from 2002 to 2003
(In thousands, except per share data)

	Three months through		Nine months through
	September		September

	2002	2003	2002	2003

Adjustments in Operating Income
Reported operating income	$8,448	$8,205	$24,778	$26,378
Add back operating loss for CryoGen	0	1,705	0	6,069

Adjusted operating income	8,448	9,910	24,778	32,447

Adjustments in net income
Reported net income	5,408	6,940	16,555	18,731
Add back after tax loss for CryoGen
Operating loss for CryoGen	0	1,705	0	6,069
Tax impact	0	(648)	0	(2,306)

Increase in net income	0	1,057	0	3,763
Adjust for 2002 pension fund termination
Pension accrual reversal	0	0	(716)	0
Tax impact	0	0	272	0

Decrease in net income	0	0	(444)	0
Adjust for non-recurring tax benefit	0	(1,100)	0	(1,100)

Total increase (decrease) in net income	0	(43)	(444)	2,663

Adjusted net income	$5,408	$6,897	$16,111	$21,394

Net income per share
Reported
Basic	$0.17	$0.21	$0.51	$0.57
Diluted	$0.16	$0.20	$0.48	$0.55
Adjusted
Basic	$0.17	$0.21	$0.50	$0.65
Diluted	$0.16	$0.20	$0.47	$0.63